UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYMMETRY MEDICAL INC.

(Exact name of registrant as specified in its charter)

DELAWARE	35-1996126
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3724 North State Road 15 Warsaw, IN	46582
(Address of Principal Executive Offices)	(Zip Code)

SYMMETRY MEDICAL INC.

AMENDMENT NO. 3 TO THE AMENDED AND RESTATED

2004 EQUITY INCENTIVE PLAN

Thomas J. Sullivan

President and Chief Executive Officer

Symmetry Medical Inc.

3724 North State Road 15
Warsaw, IN 46582

(Name and address of agent for service)

Telephone: (574) 268-2252

(Telephone number, including area code, of agent for service)

Copy to:

Samuel J. Talarico, Jr., Esq.

Barrett & McNagny, LLP

215 East Berry Street

Fort Wayne, IN 46801

Telephone: (260) 423-9551

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and" smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.0.0001 per share	1,710,000 (2)	$7.83 (3)	$13,389,300 (3)	$1,534.41 (3)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	Represents 1,710,000 shares of common stock reserved under the Symmetry Medical Inc. Amendment No. 3 to the Amended and Restated 2004 Equity Incentive Plan.
(3)	Estimated pursuant to Rule 457(h)(1) and 457(c) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon the average of the high and low prices reported on the New York Stock Exchange on July 31, 2012.

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Symmetry Medical Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed March 15, 2012, as amended by the Company’s Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011 filed April 18, 2012,

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed May 8, 2012,

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2011, the end of the Company’s last fiscal year,

(d)	Annual Report of Employee Stock Purchase, Saving and Similar Plans on Form 11-K for the fiscal year ended December 31, 2011, filed June 26, 2012, and

(e)	The description of the Company’s common stock, par value $0.0001 per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Commission on May 28, 2004 (Registration No. 333-116038), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Security Exchange Act of 1934, as amended (the “Exchange Act”), on December 9, 2004 (Registration No. 001-32374).

All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not applicable.

Item 5. Interests of Named Experts and Counsel. Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. The Company’s Amended and Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except under the following circumstances:

(a)	a breach of the director’s duty of loyalty to the Company or its stockholders;
(b)	an act or omission of the director not in good faith, or which involves intentional misconduct or a knowing violation of law;
(c)	an improper payment of dividends or redemption of shares; or
(d)	a transaction from which the director derived an improper personal benefit.

The Amended and Restated Certificate of Incorporation further provides that a person who is made or is threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other enterprise, will be indemnified and held harmless by the Company to the fullest extent permitted by applicable law against all expense, liability, and loss actually and reasonably incurred by such person. This right of indemnification includes the right to payment of expenses incurred by a director or officer in defending a proceeding prior to the final disposition of the proceeding, upon the Company’s receipt of an undertaking by such director or officer to repay all amounts so advanced upon a determination the director or officer is not entitled to indemnification under applicable law.

Item 7. Exemption from Registration Claimed. Not applicable.

Item 8. Exhibits. Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on August 1, 2012.

SYMMETRY MEDICAL INC

By:	/s/ Thomas J. Sullivan
Thomas J. Sullivan President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Sullivan and Fred Hite and each of them as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign this Registration Statement and any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of August 1, 2012.

Signature	Title

/s/ Thomas J. Sullivan	Chief Executive Officer, President and
Thomas J. Sullivan	Director (Principal Executive Officer)

/s/ Fred L. Hite	Chief Financial Officer and Secretary
Fred L. Hite	Senior Vice President,

/s/ Ronda L. Harris
Ronda L. Harris	Chief Accounting Officer

/s/ Francis T. Nusspickel
Francis T. Nusspickel	Director

/s/ Craig B. Reynolds
Craig B. Reynolds	Director

/s/ John S. Krelle
John S. Krelle	Director

/s/ James S. Burns
James S. Burns	Director

/s/ Robert G. Deuster
Robert G. Deuster	Director

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Symmetry Medical Inc. (incorporated by reference to Exhibit 3.2 of Amendment No. 3 to our Registration Statement on Form S-1/A, filed July 22, 2004).

3.2	Amended and Restated Bylaws of Symmetry Medical Inc., as amended through March 24, 2005 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed March 25, 2005).

4.1	Form of Common Stock certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 3 to our Registration Statement on Form S-1/A filed July 22, 2004).

4.3	Symmetry Medical Inc. Amendment No. 3 to the Amended and Restated 2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.70 to the Company’s Form 10-Q filed May 8, 2012).

5.1	Opinion of Barrett & McNagny, LLP with respect to the legality of the shares of common stock being registered hereby.

23.1	Consent of Ernst and Young LLP, independent accountants.

23.2	Consent of Barrett & McNagny, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained within signature page).